Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

RPC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.10 Par Value Per Share(2)	Rule 457(o)	(3)	(4)	(5)	.0001531	(3)(4)(5)
Fees to be Paid	Equity	Preferred Stock(2)	Rule 457(o)	(3)	(4)	(5)	.0001531	(3)(4)(5)
Fees to be Paid	Equity	Depositary Shares(2)	Rule 457(o)	(3)	(4)	(5)	.0001531	(3)(4)(5)
Fees to be Paid	Other	Warrants (2)	Rule 457(o)	(3)	(4)	(5)	.0001531	(3)(4)(5)
Fees to be Paid	Other	Rights (2)	Rule 457(o)	(3)	(4)	(5)	.0001531	(3)(4)(5)
Fees to be Paid	Other	Purchase Contracts (2)	Rule 457(o)	(3)	(4)	(5)	.0001531	(3)(4)(5)
Fees to be Paid	Other	Units (2)	Rule 457(o)	(3)	(4)	(5)	.0001531	(3)(4)(5)
Fees to be Paid	Unallocated (Universal) Shelf	(3)	Rule 457(o)	$300,000,000 (3)	(4)	$300,000,000 (5)	.0001531	$45,930.00
Fees to be Paid	Equity	Common Stock, $0.10 Par Value Per Share, offered by the selling stockholders	Rule 457(c)	127,235,202	$4.89(6)	$622,180,137.78	.0001531	$95,255.78
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$922,180,137.78		$141,185.78
	Total Fee Offsets							$0
	Net Fee Due							$141,185.78

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-3 (the “Registration Statement”) shall also cover any additional shares of the common stock, $0.10 par value per share (the “Common Stock”), of RPC, Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock split, recapitalization, reclassification, merger, split-up, reorganization, consolidation or other capital adjustment effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2) Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.

(3) The Registrant is registering hereunder such indeterminate number of shares of common stock, preferred stock, and depositary shares, and such indeterminate number of warrants, rights, purchase contracts, and units including rights to purchase common stock and/or preferred stock, to be sold by the Registrant from time to time at unspecified prices which shall have an aggregate initial offering price not to exceed $300,000,000. The securities registered for sale also include such indeterminate number of shares of common stock, preferred stock or other securities as may be issued upon conversion or exercise or exchange of convertible, exercisable or exchangeable preferred stock, warrants, purchase contracts, rights, and/or units registered hereby. Any securities registered hereunder may be sold separately or with other securities registered hereunder.

(4) The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act of 1933.

(5) Estimated pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $300,000,000.

(6) Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of $4.89, the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on April 16, 2025.